PROSPECTUS	Pricing Supplement No. 3826
Dated April 9, 2002	Dated November 14, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: November 14, 2002

Settlement Date (Original Issue Date): November 21, 2002

Maturity Date: November 21, 2042 (subject to earlier redemption or repayment as described under "Additional Terms--Redemption of the Notes" and "Additional Terms--Repayment at Option of Holder", respectively).

Principal Amount (in Specified Currency): US$ 50,000,000

Price to Public (Issue Price): 100%

Agent's Discount or Commission: 1.00%

Net Proceeds to Issuer (in Specified Currency): US$ 49,500,000

Interest Rate:

Interest Calculation:

■ Regular Floating Rate

☐ Inverse Floating Rate

☐ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐ Federal Funds Open Rate (See "Additional Terms - Interest" below)

■ LIBOR ☐ Prime Rate ☐ Treasury Rate

☐ Other (See "Additional Terms - Interest" below)

Spread (Plus or Minus): minus 25 basis points

Spread Multiplier: N/A

Index Maturity: One Month

Index Currency: U.S. Dollars

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate)
Page 2
Pricing Supplement No. 3826
Dated November 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Monthly

Interest Payment Dates: Monthly on the 21st of each month, commencing December 21, 2002.

Initial Interest Rate: To be determined two London Business Days prior to the Original Issue Date based on the one month USD LIBOR minus 25 basis points.

Interest Reset Periods and Dates: Monthly, on each Interest Payment Date.

Interest Determination Dates: Monthly, two London Business Days prior to each Interest Reset Date.

Form of Notes:

■ DTC registered ☐ non-DTC registered

CUSIP: 36962GZU1

Additional Terms:

General.

The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated April 9, 2002 and Prospectus Supplement, dated April 16, 2002.

Redemption of the Notes.

The Notes may not be redeemed prior to November 21, 2032. On that date and thereafter the Notes may be redeemed, at the option of the Company, in whole or in part, at the redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date fixed for redemption (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date fixed for redemption to receive such interest):

(Floating Rate)
Page 3
Pricing Supplement No. 3826
Dated November 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

If Redeeming During

The Period Redemption

Set Forth Below Price

November 21, 2032 through November 20, 2033 105.00%

November 21, 2033 through November 20, 2034 104.50%

November 21, 2034 through November 20, 2035 104.00%

November 21, 2035 through November 20, 2036 103.50%

November 21, 2036 through November 20, 2037 103.00%

November 21, 2037 through November 20, 2038 102.50%

November 21, 2038 through November 20, 2039 102.00%

November 21, 2039 through November 20, 2040 101.50%

November 21, 2040 through November 20, 2041 101.00%

November 21, 2041 through November 20, 2042 100.50%

November 21, 2042 100.00%

In the event of any redemption of less than all the outstanding Notes, the particular Notes (or portions thereof in integral multiples of $1,000) to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Notice of redemption shall be provided at least 30 and not more than 60 calendar days prior to the date fixed for redemption as described under "DESCRIPTION OF NOTES--Optional Redemption" in the accompanying Prospectus Supplement.

Repayment at Option of Holder.

Any Note will be repayable at the option of the holder thereof, upon written notice as provided in the Note, on the Interest Payment Dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to the date of repayment (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date of repayment to receive such interest):

(Floating Rate)
Page 4
Pricing Supplement No. 3826
Dated November 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

Repayment Date Price

November 21, 2004 98.00%

November 21, 2005 98.25%

November 21, 2006 99.50%

November 21, 2007 98.75%

November 21, 2008 99.00%

November 21, 2009 99.25%

November 21, 2010 99.50%

November 21, 2011 99.75%

November 21, 2012 100.00%

and on each anniversary thereafter until maturity 100.00%

In order for a Note to be repaid, the Paying Agent must receive Notice at least 30 but not more than 60 calendar days prior to the optional repayment date as described under "DESCRIPTION OF NOTES--Repayment at the Noteholders' Option; Repurchase" in the accompanying Prospectus Supplement.

Certain United States Tax Considerations.

The following discussion supplements the discussion contained in the Prospectus Supplement dated April 16, 2002 under the heading "United States Tax Considerations." Prospective purchasers of Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

Notes Used as Qualified Replacement Property.

Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that, in order for the Notes to constitute such qualified replacement property, the Notes themselves and the issuer must meet certain requirements. In general, qualified replacement property is a "security" issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year (the "Passive Income Test"). The term "securities," is defined pursuant to section 1042 of the Code to include bonds, debentures, notes or other evidences of indebtedness of a corporation in registered form. The Internal Revenue Service (the "IRS") has in some cases expressed the view that the definition of "security" in section 354 of the Code (which generally does not include short-term debt instruments) may also be relevant in applying section 1042. The Company does not express any conclusion on whether the Notes constitute "securities" for purposes of section 1042 of the Code and potential investors should consult their own tax advisors as to the appropriate characterization of the Notes as qualified replacement property for this purpose.

(Floating Rate)
Page 5
Pricing Supplement No. 3826
Dated November 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

In regards to the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "Affiliated Group") for purposes of computing the amount of l) passive investment income for purposes of section 1042.

The Company believes that less than 25 percent of its Affiliated Group's gross receipts (which includes the General Electric Company and its controlled subsidiaries) are passive investment income for the taxable year ending December 31, 2001. In making this determination, the Company has made certain assumptions and used procedures which it believes are reasonable. However, the calculation and characterization of certain types of income (as active or passive investment income) in certain of the Affiliated Group's finance and insurance companies (the "Finance Companies") is not entirely clear as there are no Treasury regulations or rulings promulgated by the IRS that explain the calculation and characterization of such income in circumstances similar to those of the Company's Affiliated Group. Even if such categories of income were treated as passive investment income, the Company believes that the Affiliated Group's passive investment income did not exceed more than 25 percent of the Affiliated Group's gross receipts for the taxable year ending December 31, 2001. No assurance can be given as to whether the Company will continue to meet the Passive Income Test. It is, in addition, possible that the IRS may disagree with the manner in which the Company has calculated the Affiliated Group's gross receipts (including the characterization thereof) and passive investment income and the other conclusions reached herein.

Additional Information:

General.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

At September 28, 2002 the Company had outstanding indebtedness totaling $252.640 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 2002, excluding subordinated notes payable after one year was equal to $251.682 billion.

(Floating Rate)
Page 6
Pricing Supplement No. 3826
Dated November 14, 2002
Rule 424(b)(3)-Registration Statement
No. 333-84462

		Year Ended December 31,			Nine Months ended September 28, 2002
1997	1998	1999	2000	2001
1.48	1.50	1.60	1.52	1.72	1.66

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution.

The Notes are being purchased by the following financial institutions in their respective amounts (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 1.00% of the principal amount of the Notes.

Institution Salomon Smith Barney	Commitment $15,002,000
Paine Webber Group	$14,998,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$20,000,000

Total	$50,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

US$ 50,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Global Medium-Term Notes, Series A

TERMS AGREEMENT

November 14, 2002

GENERAL ELECTRIC CAPITAL CORPORATION

201 High Ridge Road

Stamford, CT 06927

Attention: Senior Vice President - Corporate Treasury and

Global Funding Operation

Re: Second Amended and Restated U.S. Distribution Agreement

("U.S. Distribution Agreement") dated as of April 16, 2002

The undersigned (the "Agent") agrees to purchase the principal amount of Global Medium-Term Notes (Pricing Supplement No. 3826), set forth opposite its name on the Schedule I hereto, having the following terms:

Maturity Date: November 21, 2042

Principal Amount: US$ 50,000,000

Issue Price: 100.00%

Settlement Date: November 21, 2002

Place of Delivery: The City of New York, New York

Issue Date: November 21, 2002

Specified Currency: United States Dollars

Interest Rate: One Month LIBOR minus 25 basis points

Interest Payment Dates: Monthly on the 21st of each month, commencing, December 21, 2002.

Redemption at the option of the Company: Yes

Repayment at the option of the holder: Yes

Discount/Commissions: 1.00%

Terms used but not defined herein shall have the meaning assigned to them in the U.S. Distribution Agreement.

To the extent that any of the Underwriters listed on Schedule I are not named as Agents in the U.S. Distribution Agreement, such entities are hereby appointed Agents thereunder with respect to this transaction.

The certificate referred to in Section 5(b) of the U.S. Distribution Agreement, the opinion referred to in Section 5(a)(i) of the U.S. Distribution Agreement and the accountants letter referred to in Section 5(c) of the U.S. Distribution Agreement will be required.

SALOMON SMITH BARNEY

and the other Agents listed on Schedule I

Acting each by its duly authorized attorney

SALOMON SMITH BARNEY

By: _______________________________

Title:

Accepted:

GENERAL ELECTRIC CAPITAL CORPORATION

By: _____________________________________

James Tremante

Vice President

Schedule I

Institution Salomon Smith Barney	Commitment $15,002,000
Paine Webber Group	$14,998,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.	$20,000,000

Total	$50,000,000

GENERAL ELECTRIC CAPITAL CORPORATION

Executive Officer's Certificate

I, James Tremante, Vice President of General Electric Capital Corporation, a Delaware corporation (the "Company"), DO HEREBY CERTIFY pursuant to Section 5(b) of the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 (the "Distribution Agreement"), among the Company and the Agents named therein, relating to Global Medium-Term Notes, Series A and the related Terms Agreement dated as of November 14, 2002 between the Company, Salomon Smith Barney and the other agents named therein:

The representations and warranties of the Company contained in the Distribution Agreement are true and correct on and as of the date hereof, as if made on and as of such date and the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied under the Distribution Agreement at or prior to the date hereof; and

No stop order suspending the effectiveness of the Registration Statement is in effect, and, to the best of my knowledge, no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission, and there has been no material adverse change in the condition of the Company and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Prospectus, the Prospectus Supplement, and the Pricing Supplement.

Capitalized terms used in this certificate have the meanings ascribed to them in the Distribution Agreement referred to above.

IN WITNESS WHEREOF, I have signed this certificate as of this 21st day of November, 2002.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:

James Tremante

Vice President

GENERAL ELECTRIC CAPITAL CORPORATION

Assistant Secretary's Certificate

I, David P. Russell, Assistant Secretary of General Electric Capital Corporation, a Delaware corporation (the "Company"), hereby certify that:

(a) No amendment or other document relating to or affecting the Certificate of Incorporation of the Company has been filed in the office of the Secretary of the State of Delaware since August 7, 2002, and no action has been taken by the Company or its stockholders, directors or officers in contemplation of the filing of any amendment or other document relating to or affecting the Certificate of Incorporation of the Company or in contemplation of the liquidation or dissolution of the Company or threatening its corporate existence;

(b) Attached hereto as Annex A is a true and correct copy of the By-Laws of the Company as in full force and effect at all times since September 29, 2002 to and including the date hereof;

(c) Attached hereto as Annex B are true copies of the draft resolutions duly adopted by the Board of Directors of the Company at a meeting held on March 21, 2002; such resolutions have not been amended, modified or rescinded and remain in full force; and such resolutions are the only resolutions adopted by the Company's Board of Directors or any committee thereof relating to the Company's Floating Rate Notes due November 15, 2004;

(d) Each person who, as an officer or attorney-in-fact of the Company, signed the (i) Second Amended and Restated U.S. Distribution Agreement (ii) the Notes; (iii) the Terms Agreement, or any other document delivered in connection with the issuance, offering or sale of the Notes as contemplated by the Terms Agreement, was at the time of such signing and delivery duly elected or appointed, qualified and acting as such officer or duly appointed and acting as such attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures ; and

(e) Since the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 29, 2002, through the date hereof, there have been no reports (other than reports relating to securities of issuers other than the Company) filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), or proxy statements or information statements filed by the Company pursuant to Section 14 of the 1934 Act.

IN WITNESS WHEREOF, I have hereunto signed my name as of November 21, 2002.

______________________________

David P. Russell

Assistant Secretary

g GE Capital

David P. Russell General Electric Capital Corporation

Counsel Treasury Operation 201 High Ridge Road

and Assistant Secretary Stamford, CT 06927-9400

203-961-5079, Dial Comm 8*228-5079

FAX 203-357-3490, Dial Comm 8*228-3490

Internet:.david.rusell@gecapital.com

November 21, 2002

Salomon Smith Barney

on behalf of itself as Agent

and the Agents listed on Annex A hereto

390 Greenwich Street, 4th Floor

New York, New York 10013

US$ 100,000,000 Floating Rate Notes Due November 15, 2004

Ladies and Gentlemen:

I have acted as Counsel, Treasury Operations and Assistant Secretary for General Electric Capital Corporation, a Delaware corporation (the "Company"), in connection with (i) the issuance by the Company of USD 50,000,000 of its Global Medium-Term Notes, Series A, described in the Pricing Supplement referred to below (the "Notes") under an Amended and Restated Indenture dated as of February 27, 1997 as amended by the First Supplemental Indenture dated as of May 3, 1999 and the Second Supplemental Indenture dated as of July 2, 2001, each between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee, (collectively, the "Indenture"), (ii) the sale and delivery of the Notes to you pursuant to (a) the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 (the "Distribution Agreement"), between the Company and the agents named therein, and (b) the Terms Agreement dated as of November 14, 2002 (the "Terms Agreement") between the Company, Salomon Smith Barney and the agents named therein, in connection with the purchase from the Company by agents of the Notes. I have also acted as counsel for the Company with respect to the Registration Statement on Form S-3 (File No. 333-84462) and all amendments thereto (as so amended, the "Registration Statement"). I have also acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under Rule 424(b) of the Securities Act of 1933 (the "1933 Act"): (i) the prospectus dated April 9, 2002 called the "Basic Prospectus," (ii) a prospectus supplement dated April 16, 2002 (the "Prospectus Supplement") relating to the Global Medium-Term Notes, Series A, and (iii) the Pricing Supplement No. 3823 dated November 12, 2002 (the "Pricing Supplement") relating to the Notes. The Basic Prospectus, as supplemented by the Prospectus Supplement and the Pricing Supplement, is herein called the "Prospectus", and references in this letter to the Registration Statement or the Prospectus as amended or supplemented and to amendments and supplements include all amendments and supplements relating to the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the Pricing Supplement to the date hereof except for supplements relating only to securities other than the Notes.

As such Counsel, Treasury Operations and Assistant Secretary, I have also examined such other documents, certificates and instruments and have made such investigation as I have deemed appropriate in order to give the opinions expressed herein.

Based upon the foregoing, it is my opinion that:

1. The Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware.

2. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification.

3. The Indenture has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms and has been qualified under the Trust Indenture Act of 1939, as amended.

4. The Notes have been duly authorized by all necessary corporate action and, when executed and authenticated in accordance with the terms of the Indenture and delivered and paid for by the Agents as principal pursuant to the Terms Agreement, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms and will entitle the holders thereof to the benefits of the Indenture.

5. Each of the Distribution Agreement and the Terms Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable federal or state law in the United States.

    Neither the execution, delivery and performance of the Distribution Agreement or Terms Agreement nor the issuance and sale of the Notes by the Company as provided in the Distribution Agreement and the Terms Agreement will contravene the Certificate of Incorporation or By-Laws of the Company or result in any violation of any of the terms or provisions of any law, rule or regulation of the United States (other than with respect to the applicable state securities or Blue Sky laws, as to which I express no opinion) or of any indenture, mortgage or other agreement or instrument known to me by which the Company or any of its subsidiaries is bound or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any of its subsidiaries.

7. The statements contained in the Prospectus under the captions "Description of the Notes" and "Plan of Distribution" fairly present the matters referred to therein.

8. Each document incorporated by reference in the Prospectus which was filed pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act") (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no opinion) complied when so filed as to form in all material respects with the 1934 Act and the applicable rules and regulations of the Commission thereunder.

9. The Registration Statement is effective under the 1933 Act and, to the best of my knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission.

10. The Registration Statement, the Prospectus, the Pricing Supplement and any supplements and amendments thereto (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, and except for supplements and amendments relating only to securities other than the Notes, as to which I express no opinion) comply as to form in all material respects with the 1933 Act and the rules and regulations of the Commission thereunder.

Based upon my participation in the preparation of the Registration Statement and my review of the Prospectus, the Prospectus Supplement and the Pricing Supplement and any amendments and supplements thereto (including documents incorporated by reference) and examination and discussion of the contents thereof, but without independent check or verification except with respect to the summary of the provisions of the Indenture and the Notes to which my opinion in paragraph 7 relates, I believe that (except for the financial statements and schedules and other financial and statistical material included therein or omitted therefrom, as to which I express no belief) the Registration Statement, at the time they became effective, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

My opinions in paragraphs 3, 4 and 5, insofar as they relate to enforceability, are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to the effect of general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

I am furnishing this opinion to you solely for your benefit in connection with the transaction herein contemplated, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by, or delivered to, any other person, without my prior written approval in each instance. My opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal law of the United States.

Very truly yours,

David P. Russell

Annex A

Salomon Smith Barney

Paine Webber Group

Merrill Lynch, Pierce, Fenner & Smith Incorporated

General Electric Capital Corporation

Officers' Certificate

with respect to

Global Medium-Term Notes, Series A

Trade No. 3826

The undersigned officers of General Electric Capital Corporation (the "Company"), pursuant to authority delegated to them resolutions of the Board of Directors of the Company adopted on March 21, 2002 (the "Resolutions") and for the purpose of establishing certain terms for Global Medium Term Notes, Series A, Trade No. 3826 (the "Notes") to be issued pursuant to the provisions of the Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank as successor trustee, as supplemented by the First Supplemental Indenture dated as of May 3, 1999, and the Second Supplemental Indenture date July 2, 2001 hereby certify that, pursuant to the Resolutions, the terms of the Notes and of the sale thereof, as set forth on the Schedule annexed hereto, have been approved by the undersigned.

GENERAL ELECTRIC CAPITAL

CORPORATION

By:______________________________

Vice Chairman and Chief Financial Officer

By:______________________________

Senior Vice President-Corporate Treasury and Global Funding Operation

Dated: November 14, 2002

SCHEDULE

Agent: Salomon Smith Barney, Paine Webber and Merril Lynch & Co.

Trade No. 3826

Method of Sale: Underwritten

Certain Terms of the Notes:

Principal Amount of Notes: $ 50,000,000

DTC Registered: Yes

Maturity Date: November 21, 2042

Interest Rate: One Month LIBOR minus 25 basis basis points

Payment Frequency: Monthly

First Interest Payment Date: December 21, 2002

Issue Price: 100.00% of the principal amount of the Notes

Commissions: 1.00%

Closing Date: November 15, 2002

g GE Capital

Lisa R. King General Electric Capital Corporation

Paralegal , 201 High Ridge Road

Treasury Operation and Assistant Secretary Stamford, CT 06927-9400

203-961-5078, Dial Comm 8*228-5078

FAX 203-357-3490, Dial Comm 8*228-3490

Internet:.lisa.king@gecapital.com

November 20, 2002

To: Tim Christian

Salomon Smith Barney

From: Lisa R. King

Legal Assistant - Treasury

Re: US$50,000,000 Floating Rate Notes Due November 21, 2042

CUSIP: 36962GZ__

Enclosed please find two original copies of the Terms Agreement for the above-mentioned transaction. Please sign both copies, keep one original for your files, and return the other to my attention as soon as possible.

In addition, please also findthree originals each of the following closing documents:

1. Pricing Supplement

    Executive Officer's Certificate

    Certificate of Assistant Secretary

    Opinion of Counsel

Please give me a call at (203) 961-5078 should you have any questions.

Enclosures